Exhibit 1A-6CC

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER THE MICHIGAN MEDICAL MARIHUANA FACILITIES LICENSING ACT OR REGULATION AND TAXATION OF MARIHUANA ACT (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, THE “ACT”) OR THE GUIDANCE OR INSTRUCTION OF THE MICHIGAN BUREAU OF MARIHUANA REGULATION (THE “REGULATOR”). SECTION 1.6 OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 1.6.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of January 31, 2019 (the “Effective Date”), by and between BUENA VISTA REAL ESTATE, LLC, a Michigan limited liability company (“Licensee”) and SPARTAN PARTNERS SERVICES LLC, a Michigan limited liability company (“Licensor”).

WHEREAS, Licensor is the legal and beneficial owner of financial, engineering, business, planning, research, operations, services, products, technical information and/or know-how, Licensor Proprietary Information (as defined herein), goodwill, stratagems, standard operating procedures, genetics, genetic material, organization charts, business plans, prototypes, formulas, production, marketing, pricing, sales, profit, personnel, customer, prospective customer, supplier, or other information and all papers, data, records, processes, techniques, systems, models, samples, devices, equipment, recipes and customer lists related to the cultivation, processing and dispensing of cannabis (the “Licensed Materials”).

WHEREAS, Licensor desires to license the Licensed Materials to Licensee and Licensee desires to obtain a license to use the Licensed Materials for its purposes related to its current and/or future cultivation, processing and dispensing of cannabis products throughout the State of Michigan.

NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions of this Agreement, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee (each a “Party” and collectively the “Parties”) do hereby agree:

1.	Ownership and License Terms.

1.1.           License. Subject to Licensee’s compliance with its obligations under this Agreement, Licensor hereby grants a non-exclusive, limited license to Licensee to access and use the Licensed Materials, and to permit its Authorized Users to access and use the Licensed Materials, during the Term, in the State of Michigan (the “Territory”), and pursuant to the other terms and restrictions set forth in this Agreement. For purposes of this Agreement, “Authorized User” means those entities listed on Exhibit A attached hereto. Licensee shall not sublicense or transfer the Licensed Materials, or otherwise permit any other third party to use the Licensed Materials (other than Authorized Users), in any manner without Licensor’s prior written consent, which consent shall be at Licensor’s sole discretion.

1.2.           Rights of Licensor in Proprietary Information.

A.            For purposes of this Agreement, “Licensor Proprietary Information” means any and all software (whether in object code or source code form), firmware, content, materials, documents, designs, strategies, ideas, concepts, inventions, trade secrets, “know-how” and similar information, including, but not limited to, logos, trademarks, service marks, trade names, methodologies, processes, copyrights, patents, trade secrets and any other proprietary rights inherent in and appurtenant to the Licensed Materials provided by Licensor, whether or not owned by Licensor, and whether or not embodied in the Licensed Materials or provided through other written material, software, firmware, courseware, content, or any other form.

B.             Licensor Proprietary Information is and shall remain under the exclusive control of Licensor for purposes hereof, and nothing herein shall in any way alter any rights of ownership therein. Except for the specific rights of use granted in this License Agreement, or as otherwise stated herein, Licensee shall have no (i) rights of ownership whatsoever in Licensor Proprietary Information, or Licensed Materials (ii) other rights of use of License Proprietary Information, Licensed Materials for any other purpose except as provided herein or (iii) rights to alter, publish, copy, transmit or otherwise disclose Licensor Proprietary Information, except to the extent of its use in implementation of this Agreement.

C.             Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in or to the Licensed Materials other than the license to use the Licensed Materials in the manner contemplated herein.

D.             In addition to the other restrictions explicitly or impliedly identified herein, Licensee shall not remove, modify or destroy any content, or any copyright, trade secret, proprietary information, confidential information or other legends or markings placed upon or contained or embedded with the Licensed Materials, unless otherwise consented to in writing by Licensor. Licensee agrees to maintain in confidence all materials and documentation relating to Licensor Proprietary Information, Licensed Materials, and any modifications thereto other than as required by federal or state disclosure laws. Licensee shall use reasonable efforts to prevent the infringement of any intellectual property rights in Licensor Proprietary Information or Licensed Materials.

1.3.           License Restrictions.

A.            Licensee may not use the Licensed Materials in any manner other than as specifically set forth in this Agreement or as otherwise agreed by Licensor in writing. Licensee shall not sell, assign, sublicense, transfer, copy, modify, distribute, publish, publicly display, reverse engineer, decompile, disassemble or create adaptations or derivative works of the Licensed Materials, except as expressly permitted in this Agreement or by Licensor in writing.

B.             To the extent that Licensee is granted rights to the content in conjunction with this Agreement, Licensee shall not, except as otherwise expressly provided herein or authorized in writing by Licensor:

(i)             copy content, in whole or in part, except as may be required within the Licensed Materials to make content accessible to Authorized Users;

(ii)            adapt, alter, create derivative works based on, modify, or translate the content in whole or in part;

(iii)           sell, assign, distribute, lease, market, rent, sublicense, transfer, make available, or otherwise grant rights to content, in whole or in part, to any third party in any form;

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(iv)           electronically transfer content, in whole or in part, from one computer to another over a network or enable any timesharing or service bureaus use of content;

(v)            obscure, remove or alter any of the trademarks, trade names, logos patent or copyright notices or marking to content;

(vi)           add any other notices or markings to content or any portion thereof; or

(vii)          reverse engineer, decompile, or disassemble any component of content.

1.4.           Access to and Use of Licensed Materials. Licensee shall be solely responsible for procuring and maintaining any equipment, peripherals, systems, infrastructure, personnel and other resources necessary for the complete utilization of the Licensed Materials, except as otherwise specifically provided herein.

1.5.           Compliance with Laws and Regulations. Licensee shall, and it shall require its employees and agents, at all times in the conduct of the use and service, including, without limitation, any modification and improvement, of the Licensed Materials to strictly comply with all relevant laws and regulations in force and expressly assume responsibility for any penalties, liabilities, or damages occasioned by the violation of or noncompliance with any laws or regulations, when such violation or noncompliance is due to the fault or negligence of Licensee or its employees or agents.

1.6.          Compliance with the Act and the Regulator. This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties, including, without limitation, requirements that the Parties take no action in violation of either the Michigan Medical Marihuana Facilities Licensing Act or the Michigan Regulation and Taxation of Marihuana Act (together with all related rules and regulations thereunder, the “Act”) or the guidance or instruction of the Michigan Bureau of Marihuana Regulation (the “Regulator”). The Parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Act and/or the Regulator, the Parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not limitation of the foregoing, the Parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

1.7.           Notice of Intellectual Property Rights. Licensee shall, and it shall require its employees and agents, at all times in the conduct of the use and service of the Licensed Materials to comply with Licensor’s instructions for providing notice of ownership of the intellectual property in the Licensed Materials. Unless otherwise directed by Licensor in writing, every product and written disclosure regarding the Licensed Materials shall bear such information as may be required to preserve Licensor’s rights to and ownership in the Licensed Materials. Such designation shall include, where applicable, designations of intellectual property such as TM, SM, ®, ©, “Patent Pending,” and “Registered Patent No. [ ],” together with the additional identifying information as is customary for trademarks, copyrights, and patents. Trade secret and confidential materials shall be designated as “Confidential / Trade Secret.”

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1.8.           Protection of Intellectual Property in the Licensed Materials. Unless otherwise requested by Licensor, Licensor shall be responsible for filing and maintaining Licensor’s rights in its trademarks, patents and copyrights relating to the Licensed Materials, renewing and extending the registrations as may be necessary in the judgment of Licensor, and defending against and prosecuting claims of infringement, all at Licensor’s own expense. Licensee shall provide assistance, as reasonably requested by Licensor, to file for and maintain these rights. Licensee shall exercise due care in watching for infringement of the Licensed Materials and shall promptly notify Licensor of all infringements of which it learns and shall cooperate with Licensor in the prosecution of infringers. Any monetary recoveries in infringement or misappropriation actions shall be for the account of Licensor.

1.9.           Confidentiality. Licensee agrees to exercise reasonable care to protect all Licensed Materials from unauthorized disclosure, which care shall in no event be less than Licensee gives to protect its own trade secrets. Licensee may disclose Licensed Materials only to Licensee’s employees or agents who need to know such information for Licensee to use the Licensed Materials and shall inform such employees or agents, by way of policy and agreement, that they are bound by obligations of confidentiality. Notwithstanding the foregoing, Licensee may disclose Licensed Materials to extent necessary pursuant to applicable federal, state or local law, regulation, court order, or other legal process. For purposes of this Agreement, “Licensed Materials” means any non-public information about Licensor, including, without limitation, Licensor’s business, customers, product information, trade secrets, finances and financial conditions, any materials or documentation relating to any Licensor Proprietary Information, Licensed Materials, or other information that Licensor desires to protect against unrestricted disclosure by Licensee.

2.	Fees.

2.1.           License Fee. In consideration of the rights granted to Licensee hereunder, during the Term, Licensee shall pay Licensor a monthly license fee (the “License Fee”) as set forth on Exhibit A attached hereto, which may be updated from time to time, as well as a License Fee for each Authorized User listed on Exhibit A for the Term of this Agreement. Licensor may propose adjustments to the License Fee quarterly by providing written notice to Licensee of the proposed adjusted License Fee. Consent to such adjustments shall not be unreasonably withheld, but remains within the sole and independent business judgment of Licensee.

2.2.           Payment of License Fee. The License Fee shall be paid to Licensor on or before the fifth (5th) day of each calendar month for the term of this Agreement.

2.3.           Suspension of Access. In addition and without prejudice to Licensor’s other rights as set forth herein, Licensor shall have the right to suspend access to the Licensed Materials and/or content until all outstanding sums owed to Licensor are paid in accordance with this Section 2.

3.	Licensor Warranties. Licensor represents and warrants that:

3.1.           Authorization. Licensor has the power and authority to enter into and perform its obligations under this Agreement.

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3.2.           Right to Use. Licensor has the right to use and license (or sublicense) the Licensed Materials and none of the Licensed Materials infringe the intellectual property rights of any third party enforceable in the United States.

3.3.           Licensee Exclusive Remedy. Licensee’s exclusive remedy for breach of the warranty set forth in Section 3.1. and Section 3.2 is Licensor will at its option and expense: (i) obtain the right for Licensee to use the Licensed Materials; or (ii) replace or modify the Licensed Materials so that it is no longer infringing.

4.	Licensee Warranties. Licensee represents and warrants that:

4.1.           Authorization. Licensee has the power and authority, and has obtained all necessary approvals, to enter into and perform its obligations under this Agreement.

4.2.           No Infringement. Any usage of the Licensed Materials by Licensee shall not (i) infringe the intellectual property rights of any third party; (ii) violate any applicable law, statute, ordinance, regulation or treaty; or (iii) cause Licensee to be classified as a franchisor under federal or state franchise, business opportunity or similar laws and regulations.

5.	Limitation of Liability.

5.1.           Limitations on Damages.

A.            TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE USE OF OR INABILITY TO USE OR ACCESS THE LICENSED MATERIALS, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS EXCLUSION OF DAMAGES SHALL BE EFFECTIVE EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

B.             THE MAXIMUM LIABILITY OF LICENSOR TO LICENSEE FOR COMPENSATORY DAMAGES FOR ANY REASON AND UPON ANY CAUSE OF ACTION BROUGHT UNDER OR ASSOCIATED WITH THIS AGREEMENT OR ANY EXHIBIT, SHALL BE LIMITED TO THE LICENSE FEE AMOUNT PAID BY LICENSEE TO LICENSOR. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION, INCLUDING BUT NOT LIMITED TO THOSE BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, AND STRICT LIABILITY.

6.	Term and Termination.

6.1.           Term. This Agreement shall begin on the Effective Date and shall be coterminous with the Services Agreement entered into by and between Licensee and Licensor dated as of even date herewith.

6.2.           Termination.

A.            Licensor may terminate this Agreement and the license granted herein to Licensee, as well as suspend access to the Licensed Materials, to be effective immediately upon written notice to Licensee or as otherwise provided in such written notice, if Licensee is past due in any payment of the License Fees or is in material default of any provision of this Agreement, and provided that such default has not been cured within thirty (30) calendar days after Licensor gives Licensee written notice describing the default. Licensee may terminate this Agreement to be effective immediately upon written notice to Licensor or as otherwise provided in such written notice, if Licensor is in material default of any provision of this Agreement and such default has not been cured within thirty (30) calendar days after Licensee gives Licensor written notice describing the default.

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B.             Licensor may terminate the Agreement to be effective immediately upon written notice to Licensee or as otherwise provided in such written notice, if: (i) Licensee files a petition for bankruptcy or is adjudicated a bankrupt; (ii) a petition in bankruptcy is filed against Licensee and is not discharged within sixty (60) calendar days; (iii) Licensee becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; (iv) Licensee discontinues its business as, or is no longer able to operate as, a cannabis cultivator, processor or dispensary under applicable law; (v) a receiver is appointed for Licensee or its business; or (vi) Licensee is guilty of a felony, or commits fraud, gross negligence, or other act of willful or gross misconduct in connection with this Agreement or Licensee’s use of the Licensed Materials.

6.3.           Effect of Termination.

A.             Upon the termination of this Agreement for any reason, the rights and licenses, except where otherwise provided, that were granted to Licensee under this Agreement shall cease. Immediately upon such termination, Licensee shall (i) discontinue all use of the Licensed Materials; (ii) remove the Licensed Materials from any and all learning management systems and similar systems; (iii) destroy all copies of the Licensed Materials (other than copies within the control of Licensor); (iv) return or destroy any and all Licensed Materials; and (v) certify in writing to Licensor within thirty (30) days after such termination that Licensee has complied with the foregoing.

B.             Except where specifically provided, termination of this Agreement shall be without prejudice to any other rights that either Party may have at law or in equity. When this Agreement is terminated for any reason, those provisions that either expressly or by their nature survive termination will survive termination. For the avoidance of doubt, any unpaid License Fees at the time of termination of this Agreement shall continue to be paid by Licensee in accordance with Section 2.

7.	Dispute Resolution.

7.1.           Disputes. Any dispute, claim or controversy between the Parties or among the Parties and any affiliate thereof with respect to, that arises out of or that relates to this Agreement or any of the arrangements provided for herein (including any renewals, extensions or modifications thereof), whether arising in contract, tort or by statute and including any dispute, claim or controversy concerning the existence, validity, interpretation, enforceability, performance, breach or termination of this Agreement, the validity or enforceability of this Section 7 and all claims of arbitrability (each, a “Dispute”) shall be resolved exclusively in accordance with this Section 7.

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7.2.           Attempt to Resolve. If any Dispute does arise, then the Parties agree to communicate, promptly and in good faith, with each other to discuss and attempt to resolve the Dispute. The terms of any agreement or resolution reached by the Parties in such discussions shall be committed to writing, and such writing shall be treated as confidential and compromise and settlement negotiations for purposes of applicable rules of evidence.

7.3.        Mediation. If the Dispute is not resolved pursuant to Section 7(b) within thirty

(30) days after the Dispute arises, or if a Party fails or refuses timely to engage in such discussions, then upon written demand of either Party the Dispute shall be submitted promptly to mediation with a single mediator administered by the American Arbitration Association (“AAA”) or its successor under its commercial mediation rules and procedures in effect at the time the mediation commences, before resorting to arbitration. The mediator shall be selected and appointed in accordance with such AAA rules and procedures. The mediation shall be conducted in Michigan. Each Party may be represented by one or more attorneys or other selected representative(s). Each Party will bear and pay equally the fees and expenses of AAA and the mediator associated with the mediation, and each Party will bear its own attorneys’ fees, costs and other expenses in connection with the mediation.

7.4.           Arbitration. If the Dispute is not resolved in the course of such mediation, then upon the written demand of either Party, such Dispute shall be promptly submitted to and finally resolved by binding arbitration administered by the AAA or its successor in accordance with the AAA commercial arbitration rules and procedures in effect at the time the arbitration commences and the terms of this Section 7. The arbitration shall be conducted before one, neutral arbitrator unless the Parties involved in the Dispute agree in writing to a different number of arbitrators within fifteen (15) days after the written demand for arbitration is made. The arbitrator(s) shall be selected and appointed in accordance with such AAA rules and procedures. The same person may not serve both as the mediator and the arbitrator. The arbitration shall be conducted in Michigan. Each Party may be represented by one or more attorneys or other selected representative(s). The arbitrator(s) will give effect to applicable statutes of limitation in determining any Dispute and may dismiss the arbitration on the basis that the Dispute is barred by such statutes of limitation. For purposes of the application of any statutes of limitation, the filing with the AAA under applicable AAA rules and procedures for arbitration of a demand for arbitration is the equivalent of the filing of a lawsuit. Any Dispute concerning this Section 7 or whether a Dispute is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) may award any appropriate remedy, including monetary damages, injunctive relief or other equitable relief; provided, that the arbitrator(s) may not award punitive or exemplary damages. The award shall be in writing and shall be final and binding on the Parties. The award may include interest, as determined by the arbitrator(s), from the date of any default, breach or other accrual of a Dispute until the arbitral award is paid in full. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Subject to Section 8(d) hereof, each Party will bear and pay equally the fees and expenses of AAA and the arbitrator(s) associated with the arbitration, and each Party will bear its own attorneys’ fees, costs and other expenses in connection with the arbitration.

7.5.           Modification. If the arbitrator(s) determines that this Agreement or any part hereof (whether this Agreement itself or together with the other relationships between or involving the Parties or any affiliate) are illegal, invalid, unenforceable, void or voidable, then the arbitrator(s) shall determine and effect an equitable modification of this Agreement that complies with applicable law and that approximates as closely as possible the economic arrangements and position of the Parties.

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7.6.           Jurisdiction. Each of the Parties irrevocably and unconditionally consents to the exclusive jurisdiction of AAA to resolve all Disputes subject to arbitration under this Agreement. Each Party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the Parties hereby consents to service of process by registered mail at the address to which notices are to be given.

7.7.           Equitable Remedies. The procedures set forth in this Section 7 shall be the sole and exclusive procedure for the resolution of Disputes; provided, however, that a Party may seek temporary or preliminary injunctive relief for the limited purpose of avoiding irreparable harm, and Licensor may seek to enforce any and all rights and remedies accorded to it by the Uniform Commercial Code in the State of Michigan and other applicable law or in equity, in each case in a court of applicable jurisdiction prior to, during or after arbitration without having to submit such matter to mediation, arbitration or the other procedures set forth in this Section 7.

7.8.           Waiver of Right to Trial by Jury. By agreeing to binding arbitration pursuant to this Section 7, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute. THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS SECTION 7 IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY.

7.9.           Confidentiality of Dispute Resolution. All mediations and arbitrations pursuant to this Section 7 are confidential and may not be disclosed by the Parties, their affiliates, employees, officers, directors, counsel, consultants and expert witnesses, except (i) to the extent necessary to enforce any arbitration award or to enforce other rights of a Party, (ii) as required by applicable law, court order or legal process, (iii) in confidence to a Party’s owners, directors, officers, employees, attorneys, accountants, advisors, affiliates and other representatives or (iv) for a bona fide business purpose, such as disclosure in confidence to a Party’s or its affiliates’ investors, lenders or potential investors, lenders or purchasers; provided, however, that, breach of this confidentiality provision shall not void any arbitral award.

7.10.         Enforceability. The Parties have carefully structured this Agreement to comply fully with applicable laws and have consulted to their satisfaction with their respective legal counsel in connection therewith. Each Party acknowledges and agrees that this Agreement and such arrangements are valid, legal and enforceable obligations of such Party. Each of the Parties agrees that it, he or she shall not make, assert, maintain or initiate, nor cause to be made, asserted, maintained or initiated, any claim, charge, demand, action, arbitration or proceeding of any type, the basis of which is, in whole or in part, that this Agreement, any portion thereof, or the relationships created thereby, is illegal. If a Party takes any action which is inconsistent with the preceding sentence, then such Party shall pay all costs and expenses (including attorneys’ fees) incurred by the other Parties in defending or responding to such claim, charge, demand, action, arbitration or proceeding, which payment shall be made promptly to such other Party upon its request.

8.	Miscellaneous.

8.1.           Mutual Indemnification. Each Party agrees to defend, indemnify and hold the other Party harmless from and against any and all claims, proceedings, demands, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from the indemnifying Party’s acts or omissions relating to: (i) any unauthorized use or dissemination of the Licensed Materials or (ii) any violation of this Agreement or of any third party’s rights, including, without limitation, infringement of any patent, copyright, violation or any proprietary right, trade secret, misappropriation or invasion of any privacy rights.

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8.2.           Separate Parties. The Parties agree that nothing in this Agreement shall be construed to create a partnership, joint venture, franchise or employee-employer relationship among Licensor or Licensee. Neither Licensor nor Licensee is an agent of the other, and neither is authorized to make any representation, contract or commitment on behalf of the other unless specifically requested or authorized to do so in writing by the other.

8.3.           Audit Rights. During the Term of this Agreement and for one (1) year after termination, on advance notice of no less than thirty (30) calendar days and no more than once every six (6) months, Licensor shall have the right to conduct, or have conducted by an independent third party auditor, during regular business hours at Licensee’s offices and in such a manner as not to interfere unreasonably with Licensee’s normal business activities, an on-site inspection and audit of Licensee’s records, processes, relevant systems, hardware, Licensed Materials and any other applicable materials to verify Licensee’s compliance with the terms of this Agreement.

8.4.           Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed effectively given if and when delivered personally to the recipient, or one (1) business day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), or three (3) business days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), to and by either Party at the address as on file with the other Party hereto, or at such other addresses as the Parties may designate by written notice in the manner set forth herein.

8.5.            Assignment. Neither this Agreement nor any interest herein may be assigned in whole or in part by either Party without obtaining the prior written consent of the other Party; provided, however, that Licensor may assign, delegate, transfer or convey its rights, benefits and/or obligations hereunder (whether by merger, consolidation, operation or otherwise) to a parent, subsidiary or affiliate thereof or to an entity into which Licensor is merged or with which Licensor is consolidated or to a purchaser of all or substantially all of its assets or membership interests or as part of a corporate reorganization, and Licensor may collaterally assign its rights and benefits hereunder to any lender, for security purposes or as collateral, from which Licensor or its affiliate obtains financing.

8.6.             Binding Effect. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of and shall be binding on the successors and permitted assigns of each of the Parties.

8.7.             Governing Law; Venue; Attorneys’ Fees.

A.                 This Agreement shall be governed by the laws of the State of Michigan, without regard to the principles of conflicts of law thereof. This Agreement and its subject matter have substantial contacts with the State of Michigan, and, subject to the provisions of Section 7 hereof, all actions, suits or other proceedings with respect to this Agreement shall be brought only in a court of competent jurisdiction sitting in Michigan. In any such action, suit or proceeding, such court shall have personal jurisdiction of all of the Parties, and service of process upon them under any applicable statutes, laws and rules shall be deemed valid and good. In any civil action, arbitration or other proceeding brought to enforce the terms hereof, or to redress a breach of a term hereof or other Dispute, the prevailing party shall be entitled to payment from the non- prevailing party of its reasonable attorneys’ fees and expenses in addition to any damages or other relief to which it may become entitled.

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B.                  The Parties agree and acknowledge that no Party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No Party shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Act or by the Regulator, and no Party shall seek to enforce the provisions hereof in federal court unless and until the Parties have reasonably determined that the Act is fully compliant with Federal Cannabis Laws. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

8.8.             Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction and such other provisions shall be valid and enforceable to the fullest extent permitted by law, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.9.             Interpretation; Headings. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause, and shall be deemed to be followed by the words “without limitation.” The term “affiliate” means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person, with “control” meaning possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, through ownership of voting securities or equity interests, by contract or otherwise. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

8.10.          Amendments. Any amendments to this Agreement or the Exhibit hereto shall be in writing and executed on behalf of each Party by any duly authorized officer thereof, and this Agreement and the Exhibit hereto may not be modified, amended or terminated orally.

8.11.          Waiver of Breach. Any waiver of any term and condition of this Agreement must be in writing and signed by the Party against whom it is sought to be asserted. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any other provision hereof or of any subsequent or continuing breach of the same or another provision hereof. No failure, neglect or delay on the part of any Party in exercising any right hereunder will be deemed a waiver thereof and shall not affect such Party’s right to enforce such right, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

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8.12.          Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law.

8.13.          Entire Agreement. With respect to the subject matter of this Agreement, this Agreement supersedes any prior agreement or understanding between the Parties and constitutes the entire agreement between the Parties. The Parties specifically acknowledge that, in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others.

8.14.          Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. In making proof with respect to this Agreement, it will be necessary to produce only one copy hereof signed by the Party to be charged. The Parties may deliver executed counterpart signature pages to this Agreement by facsimile transmission, by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, and such delivery shall have the same effect as physical delivery of the paper document bearing an original signature.

8.15.          No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of Licensor and Licensee, and their respective successors and permitted assigns, and nothing herein or in the Parties’ course of dealings shall be construed as conferring any third party beneficiary rights or status on any person or entity not a party to this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

LICENSEE:

BUENA VISTA REAL ESTATE, LLC

By:
Name:	David Malinoski
Its:	Member

LICENSOR:

SPARTAN PARTNERS SERVICES LLC

By:	Spartan Partners Holdings, LLC
Its:	Member

By:
Name:	Fabian Monaco
Its:	President

[SIGNATURE PAGE TO LICENSE AGREEMENT]

EXHIBIT A

License Fee

The License Fee shall be $_______________.

Authorized Users

The Authorized Users are all of the current and future subsidiaries of Licensee.

[EXHIBIT A TO LICENSE AGREEMENT]